EXHIBIT 10.6

[LOGO]

October 21, 1998

Mr. Adolfo Marzol
Executive Vice President and
Chief Credit Officer
Fannie Mae
3900 Wisconsin Avenue, N.W.
Washington, DC 20016

Dear Adolfo:

This will confirm our understanding that you are an employee-at-will of Fannie Mae (the “Corporation”) and hence the Corporation shall have the right to terminate your employment at any time for any reason in the sole discretion of the Corporation by not less than ten days prior written notice to you. However, if such termination is other than for “cause,” as defined herein, the Corporation shall continue your base salary for a period of twelve months from the date of such termination. For this purpose, a termination will be for cause if it is based upon reasonable evidence presented in writing to you that you have materially breached your duties as an officer of the Corporation by engaging in dishonest or fraudulent actions or willful misconduct. If during such twelve-month period you become entitled to and receive disability benefits under any disability payment plan paid for by the Corporation, including disability insurance, the amount otherwise payable by the Corporation to you hereunder shall be reduced (but not below zero) by the amount of any such disability benefits received by you, but only to the extent such benefits are attributable to payments made by the Corporation. Except as specifically noted below, the payments hereunder shall be in full satisfaction of all and any rights you may have and the receipt thereof shall constitute a general release to the Corporation.

Nothing herein shall adversely affect any rights you may have on the date of termination under any employee benefit plan or executive compensation arrangement maintained by the Corporation. Your coverage under the Corporation’s life, medical, and long-term disability insurance plans shall be continued until the end of the twelve-month period noted above or, if earlier, until you are reemployed by a new employer that provides coverage for benefits.

If this conforms to your understanding of our agreement, please countersign the duplicate copy of this letter and return it to Thomas R. Nides, Senior Vice President of Human Resources.

Sincerely,

/s/ James A. Johnson

I agree with the terms of this letter.

/s/ Adolfo Marzol Adolfo Marzol	October 24, 1998 Date
Executive Vice President and Chief Credit Officer